Exhibit 99.1

CORRECTING and REPLACING ZOLL Medical Corporation Announces Record Q4 and Annual Results

CHELMSFORD, Mass.--(BUSINESS WIRE)--November 16, 2011--In the second and fourth paragraphs of release dated November 16, 2011, customer and geographic sales detail has been corrected.

The corrected release reads:

ZOLL MEDICAL CORPORATION ANNOUNCES RECORD Q4 AND ANNUAL RESULTS

~Record Annual Revenues Exceeding $520M ~

~ Record Annual EPS of $1.39 Grows 60% ~

~ Record Q4 Revenue of $152M Grows 26% ~

~ Record Q4 EPS of $0.52 Grows 58% ~

ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that fiscal 2011 revenues were $523.7 million, compared to fiscal 2010 revenues of $444.0 million, an increase of 18%. Revenue results reflected a positive foreign exchange impact of approximately $6 million. Net income for the year grew 65% to $31.3 million, compared to $18.9 million in the prior year. Gross margins improved to 57% on the year, compared to 54% in the prior year. Diluted earnings per share grew 60% to $1.39, compared to $0.87 in the prior year. Backlog at the end of the year was approximately $30 million, as compared to $14 million at the end of the prior fiscal year. The Company ended the year with approximately $75 million in cash and short-term investments and generated approximately $45 million in cash from operations during the year.

Annual sales to the North American market increased 6% to $273.3 million, compared to $258.5 million for the prior year. Sales to the North American hospital market increased 14% to $142.6 million, compared to $125.1 million last year. Excluding U.S. Military sales, North American hospital sales increased 8% to $110.7 million from $102.4 million. U.S. Military sales were $32.0 million, compared to $22.7 million in the prior year period. Sales to the North American pre-hospital market decreased 2% to $130.7 million, compared to $133.4 million in the prior year. International revenues increased 21% to $139.3 million, compared to $114.8 million last year. Total Temperature Management revenue grew 38% to $26.0 million, compared to $18.9 million in the prior year. Total LifeVest revenues (which are excluded from geographic sales figures) increased 57% to $111.0 million compared to $70.7 million last year. Total AutoPulse sales decreased 1% to $17.3 million for the year, compared to $17.5 million in the prior year.

Fourth quarter revenues increased 26% to $151.9 million, compared to revenues in the fourth quarter of last year of $120.4 million. Net income was $11.9 million for the quarter, an increase of 65% compared to $7.2 million in the prior year. Diluted earnings per share grew 58% to $0.52, compared to $0.33 in the prior year. Backlog at the end of the year was approximately $30 million, compared to $32 million at the end of Q3 2011.

Fourth quarter sales to the North American market were $83.5 million, an increase of 21% compared to $69.2 million for the prior-year period. Sales to the North American hospital market increased 31% to $46.2 million, compared to $35.2 million in the fourth quarter of last year. Excluding the U.S. Military, sales to the North American hospital market increased 28% to $33.5 million, compared to $26.3 million in the prior-year quarter. Sales to the U.S. Military were $12.7 million, an increase of $3.8 million, or 42% from the fourth quarter in the prior year. Sales to the North American pre-hospital market increased 10% to $37.3 million compared to $34.0 million in the same period last year. International sales increased 21% to $36.3 million, compared to $30.0 million in the fourth quarter last year. Total LifeVest revenues (which are excluded from geographic sales figures) increased 52% to $32.1 million. Total Temperature Management revenues grew 35% to $7.1 million, compared to $5.3 million in the fourth quarter last year. Total AutoPulse sales decreased 16% to $4.4 million, compared to $5.3 million in the same period of last year.

Gross margin for the fourth quarter was 58%, compared to 55% in the fourth quarter of fiscal 2010. The increase primarily reflected increased sales mix of higher margin LifeVest business and improved pricing in the North American core defibrillator business.

Commenting on the year, Richard A. Packer, Chief Executive Officer of ZOLL, stated, “2011 was a very strong year for ZOLL. Our annual revenues exceeded $520 million for the first time, making us the clear leader in the resuscitation market. We were particularly happy to outperform our bottom-line. The key revenue drivers included a strengthening of our core defibrillator business along with continued growth in both our LifeVest and Temperature Management businesses.”

With respect to Q4, Mr. Packer commented, “With another strong quarter, our core North America defibrillator business now appears to be gaining traction. We were very excited to see strong double-digit defibrillator growth in both our core Hospital and EMS businesses. In fact, order growth exceeded shipment growth in both of these businesses. Core International shipments continued to be strong as we relieved some of our pent up backlog. We believe we have momentum worldwide across our core defibrillator business.”

Mr. Packer observed, “The LifeVest experienced another very successful quarter. We eagerly await the results of the CMS reimbursement review. We remain very confident that the data and widespread cardiology support will validate the original DMAC decision to cover the LifeVest during critical ICD waiting periods. We saw very positive written support in favor of maintaining current reimbursement from all major medical associations including the Heart Rhythm Society (HRS), the American College of Cardiology (ACC), the American Heart Association (AHA), the American Stroke Association (ASA) and the American Association of Heart Failure Nurses (AAHFN). These institutions recognize the critical importance of maintaining access to the only available life-saving cardiac arrest treatment during the high risk ICD waiting periods for this country’s senior citizens. Both the clinical data and the clinical support for this product continue to grow. Additionally, we believe the overwhelming positive response from the clinical community during the public comment period bodes well for future adoption of this therapy.”

Mr. Packer further added, “We were pleased by the excitement generated at the AHA meeting in Orlando this past week. At the Resuscitation Science Symposium (ReSS) and subsequent meetings, 27 clinical presentations relating to ZOLL products were made. Highlights included the publication of CIRC trial results and presentations on the LifeVest. These presentations clearly reinforce the effectiveness of each product.”

Mr. Packer concluded, “Looking forward we anticipate 17-19% revenue growth in 2012 with acceleration in our core business. We expect the LifeVest and Temperature Management businesses to again achieve very high growth rates in 2012. We also expect our rate of profitability to improve as our core business continues to grow and our business mix continues to get more favorable. We expect to continue progress towards our goal of getting our long-term operating profitability into the mid-teens.”

ZOLL will host a conference call on Wednesday, November 16, 2011 at 5:00 p.m. EST to discuss its fourth quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and related software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company in 2007, 2008 and 2009, and a Forbes Top 100 Small Business Company in 2011, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, the Company’s financial and operational guidance, the Company’s expectations regarding CMS reimbursement review of our LifeVest product, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of an unfavorable coverage determination with respect to our LifeVest product, and those other factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the SEC on December 17, 2010 updated in the Company’s Quarterly Reports on Form 10-Q filed subsequently to the Form 10-K. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2011 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	October 2, 2011	October 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$74,161	$59,058
Short-term investments	1,318	3,203
Accounts receivable, net	118,691	99,543
Inventory	65,879	69,958
Prepaid expenses and other current assets	25,971	24,649
Total current assets	286,020	256,411
Property and equipment, net	67,441	49,923
Other assets, net	121,022	124,436
	$474,483	$430,770
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$24,153	$22,801
Accrued expenses and other liabilities	88,221	94,391
Total liabilities	112,374	117,192
Total stockholders’ equity	362,109	313,578
	$474,483	$430,770

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Net sales	$151,901	$120,393	$523,709	$443,989
Cost of goods sold	64,078	53,876	224,028	202,518
Gross profit	87,823	66,517	299,681	241,471
Expenses:
Selling and marketing	42,962	33,832	159,592	130,869
General and administrative	13,854	9,566	47,517	37,539
Research and development	10,748	11,706	44,361	45,931
Total expenses	67,564	55,104	251,470	214,339
Income from operations	20,259	11,413	48,211	27,132
Other income (expense)	(949)	576	(10)	924
Income before taxes	19,310	11,989	48,201	28,056
Tax expense	7,435	4,773	16,913	9,137
Net income	$11,875	$7,216	$31,288	$18,919
Earnings per share:
Basic	$0.54	$0.34	$1.43	$0.88
Diluted	$0.52	$0.33	$1.39	$0.87
Weighted average common shares:
Basic	22,071	21,502	21,815	21,384
Diluted	22,768	21,875	22,560	21,713

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer